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                                      EXHIBIT 11
                                 EAGLE FINANCE CORP.

                         COMPUTATION OF NET INCOME PER SHARE
              For the Three and Six Months Ended June 30, 1996 and 1995
                                     (Unaudited)
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                                                         THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                                         --------------------------    ------------------------
                                                           1996           1995           1996           1995
                                                          ------         ------         ------         ------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income data:
1. Income before income taxes........................       $151         $2,156         $  290         $4,182
2. Applicable income taxes...........................         27            841             79          1,627
                                                            ----         ------         ------         ------
3. Net income                                               $124         $1,315         $  211         $2,555
                                                            ----         ------         ------         ------
                                                            ----         ------         ------         ------
Number of outstanding shares:
4.  Weighted average common shares
     outstanding, adjusted for stock splits..........      4,189          4,180          4,189          4,180
5.  Weighted average shares of treasury
     stock outstanding, adjusted for stock splits....         --             --           ----
6.  Weighted average shares reserved for stock
     options (utilizing the treasury stock method)...         --            130              3            122
7.  Common shares outstanding (Line 4-5+6))..........      4,189          4,310          4,192          4,302

Net income per share:
8.  Net income per common shares (Line 3/4)..........      $0.03          $0.31          $0.05          $0.61
9.  Fully diluted net income per common (Line 3/7)...      $0.03          $0.30          $0.05          $0.59


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